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                 [WARBURG, PINCUS INVESTORS, L.P. LETTERHEAD]   EXHIBIT 1


                                                December 11, 1996

Mr. C. Michael Kojaian
Executive Vice President
Kojaian Management Corporation
26600 Telegraph Road, Suite 450
Southfield, MI  48034

RE:  Grubb & Ellis - voting arrangements


Dear Michael:

This letter shall confirm our understanding that, in connection with the $10 million investment in Grubb & Ellis by Mike Kojaian, Kenneth Kojaian, and C. Michael Kojaian (collectively, "the Kojaian Shareholders"), Warburg, Pincus Investors, L.P. ("WPI") and the Kojaian Shareholders, collectively the "Shareholders", hereby agree to (i) vote all of the shares of common stock of Grubb & Ellis Company ("GBE") owned by such Shareholder, and (ii) cause directors nominated by such Shareholder to vote to nominate directors, as follows:

1. So long as the Kojaian Shareholders, or any transferee owned or controlled by them that agrees to be bound by the terms of the letter agreement (a "Permitted Kojaian Transferee"), beneficially own 50% or more of the 2,500,000 shares of common stock purchased in the above transaction, for a director selected by a majority of the Kojaian shareholders, who shall be a Kojaian Shareholder or an officer or partner of any entity owned or controlled by any of the Kojaian Shareholders, to be nominated and elected to GBE's Board of Directors;

2. So long WPI Beneficially owns 50% of the 10,118,339 shares of GBE common stock beneficially held by WPI as the date hereof, for those nominees designated by WPI, who shall be officers of WPI or any of its venture banking affiliates, to be nominated and elected to GBE's Board of Directors;

None of the Shareholders shall enter into any other voting arrangement or proxy whereby its voting rights would be vested in any other party, except if such party agrees to be bound by the above.

This agreement, and the obligations of the parties hereunder, shall terminate in the event that all directors nominated by WPI or the Kojaian Shareholders either resign or decline to be nominated for re-election, or either WPI or the Kojaian Shareholders fails to nominate any directors for election.
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Please countersign one copy indicating your agreement to the above.

Sincerely,

WARBURG, PINCUS INVESTORS, L.P.

BY:     Warburg, Pincus & Co., its general partner

        By:  /s/ John D. Santoleri
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           Partner


AGREED:

  /s/ Mike Kojaian
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      Mike Kojaian

 /s/ Kenneth Kojaian
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      Kenneth Kojaian

 /s/ C. Michael Kojaian
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      C. Michael Kojaian